STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") is made and entered into as of February 6, 1998, by and among SPEIZMAN INDUSTRIES, INC., a Delaware corporation ("Buyer"), and the undersigned persons identified on Schedule A hereto ("Sellers").

                                    RECITALS

      Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding common shares (the "Shares") of capital stock of Todd Motion Controls, Inc., a North Carolina corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "ACCOUNTS RECEIVABLE"--as defined in SECTION 3.8.

      "ADJUSTMENT CLAIMS" -- as defined in SECTION 2.2(B).

      "ADJUSTMENT DATE"--as defined in SECTION 2.2(B).

      "AFFILIATE"-- a Person which directly or indirectly controls, or is controlled by, or is under common control with another Person, which owns five percent (5%) or more of the voting equity of another Person, or five percent (5%) or more of equity interest of which is owned by another Person.

      "APPLICABLE CONTRACT"--any Contract (i) under which the Company has or may acquire any rights, (ii) under which the Company has or may become subject to any obligation or liability, or (iii) by which the Company or any of the assets owned or used by it is or may become bound.

      "BALANCE SHEET"--as defined in SECTION 3.4.

      "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      "BUYER"--as defined in the first paragraph of this Agreement.
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      "CLOSING"--as defined in Section 2.3.

      "CLOSING DATE"--the date and time as of which the Closing actually takes place.

      "CLOSING DATE A/R AND INVENTORY"--as defined in SECTION 2.2(B).

      "COMPANY"--as defined in the Recitals of this Agreement.

      "COMPANY OTHER BENEFIT OBLIGATION" means all obligations, arrangements, or customary practices, owed, adopted or followed by the Company, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans, including consulting agreements under which the compensation paid does not depend upon the amount of service rendered, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

      "COMPANY PLAN" means all Plans of which the Company is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

      "COMPETING BUSINESS"--as defined in SECTION 3.24.

      "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including (i) the sale of the Shares by Sellers to Buyer; (ii) the execution, delivery, and performance of the Employment Agreements and the Sellers' Releases; (iii) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and (iv) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

      "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "COPYRIGHTS"--as defined in SECTION 3.22(a)(iii).

      "DAMAGES"--as defined in SECTION 10.2.

      "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

      "EMPLOYMENT AGREEMENTS"--as defined in SECTION 2.4(a)(iii).

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      "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law.

      "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

      (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

      (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

      (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

      (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

      (v)   protecting resources, species, or ecological amenities;

      (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

      (vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

      (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

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      "ERISA AFFILIATE" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC
Section 414.

      "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by any the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

      "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

      "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY"--any federal, state, local, municipal, foreign, or other government or governmental or quasi-governmental authority of any nature.

      "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

      "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "INDEMNIFIED PERSONS"--as defined in SECTION 10.2.

      "INTELLECTUAL PROPERTY ASSETS" --as defined in SECTION 3.22.

      "INTERIM BALANCE SHEET"--as defined in SECTION 3.4.

      "IRC"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "MARKS"--as defined in SECTION 3.22(a)(i).

      "MULTI-EMPLOYER PLAN" has the meaning given in ERISA Section 3(37)(A).

      "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

      "ORGANIZATIONAL    DOCUMENTS"--the    articles   or    certificate    of
incorporation and the bylaws of a corporation and any amendment thereto.

      "PATENTS"--as defined in SECTION 3.22(a)(ii).

      "PENSION PLAN" has the meaning given in ERISA SECTION 3(2)(A).

      "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "PLAN" has the meaning given in ERISA Section 3(3).

      "PLAN SPONSOR" has the meaning given in ERISA Section 3(16)(B).

      "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PURCHASE PRICE"--as defined in SECTION 2.2(a).

      "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC SECTION 401(a).

      "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "SELLERS"--as defined in the first paragraph of this Agreement.

      "SELLER'S CLOSING DOCUMENTS"--as defined in SECTION 3.2(a).

      "SELLERS' RELEASES"--as defined in SECTION 2.4(a).

      "SHARES"--as defined in the Recitals of this Agreement and Section 3.3.

      "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

      "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

      "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

      "TRADE SECRETS"--as defined in SECTION 3.22(a).

      "WT"-- William H. Todd, a resident of Forsyth County, North Carolina.

2.          SALE AND TRANSFER OF SHARES; CLOSING.
            ------------------------------------
2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2 PURCHASE PRICE; ADJUSTMENT. (a) The purchase price (the "Purchase Price") for the Shares payable by Buyer will be $1,841,304, payable to the Sellers in immediately available funds (by bank cashier's checks, certified checks or wired funds) on the Closing Date, in the amounts for each Seller set forth on Schedule A.

            (b) On or immediately following the Closing Date, Buyer shall conduct a physical inventory and examination of all raw materials and purchased parts inventory and Accounts Receivable held by the Company on the Closing Date (the "Closing Date A/R and Inventory"). On the nine (9) month anniversary of the Closing Date (the "Adjustment Date"), the Sellers shall jointly and severally remit to Buyer an amount equal to (i) the book value of all Closing Date A/R and Inventory (excluding hydraulic parts inventory and research and development parts inventory (as physically designated by Buyer and WT prior to Closing)) (if any) that are not sold or collected by the Company prior to the Adjustment Date, and (ii) the aggregate amount of all claims and related costs associated with the Company's default under that certain Incentive Contract as set forth in Part 3.17(d)(i) of the Disclosure Letter (such unsold or uncollected Closing Date A/R and Inventory and such claims related to the Incentive Contract herein collectively referred to as the "Adjustment Claims"), to the extent such Adjustment Claims exceed $50,000.

2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at Suite 3500, One First Union Center, Charlotte, North Carolina, at 10:00 a.m. (local time) on FEBRUARY 6, 1998 or at such other time and place as the parties may agree.

2.4         CLOSING OBLIGATIONS.  At or before the Closing:

(a)         Sellers will deliver to Buyer:

            (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank, for transfer to Buyer;

            (ii) releases in the form of EXHIBIT 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

            (iii) employment agreements in the forms of EXHIBITS 2.4(a)(iii)(A),
(B), (C), (D) and (E), executed by WT, Joseph Collins, Marion Todd, Jonathan Freeman, and Thomas Reavis, respectively (the "Employment Agreements");

            (iv) an opinion of Nelson, Boyles, Niblock & Green, counsel to Sellers, dated the Closing Date, in the form of EXHIBIT 2.4(a)(iv);

            (v) resignation of all directors of the Company;

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
            (vi) such other certificates and
documents as Buyer shall reasonably request; and

            (vii) all consents and approvals of governmental authorities, lenders, lessors, and other third parties required in connection with the (x) consummation of the Contemplated Transaction and (y) continued operation of the business of the Company, including all consents required of First Citizens' Bank.

      (b) Buyer will deliver to Sellers:

            (i) the amounts specified on SCHEDULE A by bank cashier's or certified check payable to the order of the persons specified on SCHEDULE A; and

            (ii) the Employment Agreements, executed by the Company.

2.5         CLOSING DATE FINANCIAL STATEMENTS.
            ---------------------------------
            The Company's accountants, Brown, Jenkins & Company, will prepare a balance sheet of the Company (the "Closing Date Balance Sheet") as of the Closing Date and a statement of income of the Company (the "Closing Date Income Statement") for the period from the date of the Balance Sheet through the Closing Date (such Closing Date Balance Sheet and Closing Date Income Statement being herein referred to as the "Closing Date Financial Statements"). Buyer's accountants, BDO Seidman, LLP, will be given the opportunity to review the work papers and to consult with the Company's accountants prior to the completion of the Closing Date Financial Statements. The Closing Date Financial Statements will be delivered to Buyer within thirty (30) days after the Closing Date. If within thirty (30) days following such delivery of the Closing Date Financial Statements, Buyer has not given notice of objection to the Closing Date Financial Statements (which notice must contain a statement of reasonable basis of objection), then the Closing Date Financial Statements will be deemed acceptable. If Buyer gives notice of objection within such 30-day period, the issues in dispute will be submitted to KPMG Peat Marwick LLP, certified public accountants, for resolution. If the issues in dispute are submitted to such third-party accountants for resolution, (i) each party will furnish to such accountants such workpapers and other documents and information relating to the disputed issues as such accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to such accountants any material relating to the determination and to discuss the determination with such accountants; (ii) the determination by such accountants, as set forth in a notice delivered to both parties by such accountants, will be binding and conclusive on the parties; and (iii) Buyer and Sellers will each bear 50% of the fees of such accountants for such determination.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant to Buyer as follows:

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3.1         ORGANIZATION AND GOOD STANDING.
            ------------------------------

     (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Except as set forth in Part 3.1 of the Disclosure Letter, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Part 3.1 of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which the Company is authorized to do business.

     (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2         AUTHORITY; NO CONFLICT.
            ----------------------

     (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery of the Employment Agreements (to which each Seller is a party) and the Sellers' Releases (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

     (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

            (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

            (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

            (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

            (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2(b) of the Disclosure Letter, no Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 CAPITALIZATION. The authorized equity securities of the Company consist of 5,000 shares of common stock and 5,000 shares of preferred stock, each with a par value of $10 per share, of which 185 shares of common stock are issued and outstanding and constitute the Shares. No shares of preferred stock have been issued or are outstanding. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The Shares are owned by Sellers in the manner set forth on Schedule A. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities, options, warrants or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) the compiled balance sheets of the Company as at August 31 in each of the years 1996 and 1997 (such August 31, 1997 balance sheet being herein sometimes referred to as the "Balance Sheet"), and the related statements of income for each of the fiscal years then ended, and (b) an unaudited, management prepared balance sheet of the Company as at December 31, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the period then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

     3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by or in which the Company has an interest. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except (i) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default exists and (ii) liens for current taxes not yet due.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment owned and leased by the Company are structurally sound, in good operating condition and repair, are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment, owned and leased by the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of January 30, 1998, which list sets forth the aging of such Accounts Receivable.

     3.9 INVENTORY. Except with regard to Closing Date A/R and Inventory, all inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality which have been written off or written down to net realizable value.

     3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     3.11 TAXES.
          -----
     (a) The Company has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local, and foreign tax returns and tax reports that are required to be filed by, or with respect to, the Company, and Sellers have delivered, or made available, to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such returns and reports filed within the past five (5) years. Such returns and reports reflect accurately all liability for taxes of each the Company for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise, customs, withholding and other taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for (in accordance with GAAP) on the Balance Sheet and the Interim Balance Sheet.

     (b) No examination of any tax return of the Company or other tax audit is currently in progress or is planned, and (i) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company, (ii) none of Sellers or the Company has any tax liability that could result in any lien being imposed on the capital stock or the assets of the Company, (iii) the Company is, and has been, an accrual method taxpayer, and (iv) the Company has not elected to be treated as a small business corporation under Subchapter S of the IRC.

     3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.13 EMPLOYEE BENEFITS.

            (a) (i) Part 3.13(a)(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations and identifies as such all Company Plans that are Qualified Plans.

                (ii) Part 3.13(a)(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

            (b) Sellers have delivered to Buyer:

            (i) all documents that set forth the terms of each Company Plan and Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;

            (ii) all personnel, payroll, and employment manuals and policies;

            (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

            (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

            (v) all registration statements filed with respect to any Company Plan;

            (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

            (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan and Company Other Benefit Obligation;

            (viii) all reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

            (ix) all notifications to employees of their rights under ERISA
Section 601 et seq. and IRC Section 4980B;

            (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

            (xi) all notices that were given by the IRS or the Department of Labor to the Company or any Company Plan within the four (4) years preceding the date of this Agreement; and

            (xii) the most recent determination letter for each Company Plan that is a Qualified Plan.

     (c) Except as set forth in Part 3.13(c)(vi) of the Disclosure Letter:

            (i) No Company Plan is a Title IV Plan.

            (ii) The Company has never established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

            (iii) There are no voluntary employees' beneficiary associations under IRC Section 501(c)(9) whose members include employees of the Company.

            (iv) There are, and have been, no ERISA Affiliates.

            (v) The Company has performed all of its respective obligations under all Company Plans and Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

            (vi) No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyer.

            (vii) The Company, with respect to all Company Plans and Company Other Benefits Obligations is, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

            (A) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) has occurred with respect to any Company Plan.

            (B) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

            (C) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC
Section 162 or Section 404. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

            (viii) Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

            (ix) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

            (x) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, is Threatened.

            (xi) Each Qualified Plan of the Company is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

            (xii) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

            (xiii) Sellers and the Company have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

            (xiv) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

            (xv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

     3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.
          ---------------------------------------------------------------

     (a) Except as set forth in Part 3.14 of the Disclosure Letter:

            (i) the Company is, and at all times since January 1, 1995 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

            (iii) the Company has not received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in
Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

            (i) the Company is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified in Part 3.14 of the Disclosure Letter;

            (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in Part 3.14 of the Disclosure Letter;

            (iii) the Company has not received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

            (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

            (v) the Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.15 LEGAL PROCEEDINGS; ORDERS.
          -------------------------

     (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

     (b) Except as set forth in Part 3.15 of the Disclosure Letter (i) there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject; and (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company.

     (c) Except as set forth in Part 3.15 of the Disclosure Letter (i) the Company is, in full compliance with all of the terms and requirements of each Order to which it, is subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, is subject; and (iii) the Company has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, is subject.

     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

     (a) change in the Company's authorized or issued capital stock; issuance, redemption, or transfer of any shares of capital stock; grant of any stock option, warrant or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of the Company;

     (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee, entry into any employment, severance, or similar Contract with any director, officer, or employee, or extending any loan or advance to any officer, director, or employee of the Company or the Sellers; provided, however, Buyer acknowledges that the Company may repay an existing loan to WT and his spouse in an amount not to exceed $8,500 in the aggregate.

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

     (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any the Company of at least $10,000;

     (g) termination of or receipt of notice of terminations of any existing relationship with employees or customers;

     (h) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

     (i) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;

     (j) material change in the accounting methods used by the Company; or

     (k) incurring of any material indebtedness (other than trade payables), or making of any significant capital expenditures; or

     (l) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.17 CONTRACTS; NO DEFAULTS.
          ----------------------

     (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

            (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $5,000;

            (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $5,000;

            (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate annual payments of less than $5,000 and with terms of less than one year);

            (iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

            (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

            (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

            (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

            (viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

            (ix) each power of attorney that is currently effective and outstanding;

            (x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

            (xi) each Applicable Contract for capital expenditures in excess of $5,000; and

            (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business.

     (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

            (i) No Seller (and no related person of a Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

            (ii) No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to
(A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

     (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

            (i) The Company is in full compliance with all applicable terms and requirements of each Contract under which it has any obligation or by which the Company or any of the assets owned or used by the Company is bound;

            (ii) each other Person that has any obligation under any Contract under which the Company has any rights is in full compliance with all applicable terms and requirements of such Contract;

            (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

            (iv) The Company has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, or potential violation or breach of, or default under, any Contract.

     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

     (f) The Contracts relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     (g) The Company is not restricted by any Contract from marketing any product of the Company in any geographical territory in the world.

     (h) Except as disclosed in Part 3.17(h) of the Disclosure Letter, neither the Company nor any Seller is party to any distributor agreement or any marketing arrangement with Dematex, Inc., IMTEX, Inc., Micheal Tobias or any of their Affiliates; PROVIDED, HOWEVER, the Sellers shall provide full indemnity to the Buyer for any claim and related costs of defense related to any relationship or purported relationship between the Company or any Seller and Dematex, Inc., IMTEX, Inc., Micheal Tobias or any of their Affiliates.

     3.18 INSURANCE.
          ---------

     (a) Sellers have delivered to Buyer:

            (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

            (ii) true and complete copies of all pending applications for policies of insurance; and

            (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

     (b) Part 3.18(b) of the Disclosure Letter describes:

            (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

            (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

            (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

     (c) Part 3.18(c) of the Disclosure Letter sets forth, a statement describing each claim under an insurance policy for an amount in excess of $10,000, and

     (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

            (i) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the
Company:

               (A) are valid, outstanding, and enforceable;

               (B) are issued by an insurer that is financially sound and reputable;

               (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

               (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

               (E) will continue in full force and effect following the Closing Date; and

               (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

            (ii) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

            (iii) The Company has paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

            (iv) The Company has given timely notice to the insurer of all claims that may be insured thereby.

     3.19 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.19 of the Disclosure Letter:

     (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
(i) any Governmental Body or private citizen acting in the public interest, or
(ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (b) There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

     (c) No Seller or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (d) No Seller or the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

     (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Each of the Sellers, the Company, any other Person for whose conduct the Sellers or the Company are or may be held responsible, or any other Person, has not permitted, conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

     (f) There has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, the Company, or any other Person.

     (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     3.20 EMPLOYEES.
          ---------

     (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, name; job title; current compensation paid or payable and any change in compensation since January 1, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

     (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. No director, officer, or other key employee of the Company intends to terminate his employment with the Company except as disclosed in Part 3.20 of the Disclosure Letter.

     (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.21 LABOR RELATIONS; COMPLIANCE. The Company has not been and is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, or
(c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22 INTELLECTUAL PROPERTY.
          ---------------------

     (a) Intellectual Property Assets. The term "Intellectual Property Assets"
         --------------------------------------------------------------------
includes:
--------
            (i) the Company's name, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

            (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

            (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and

            (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, used, or licensed by the Company as licensee or licensor.

     (b) Agreements. Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and no Threatened disputes or disagreements with respect to any such agreement.

     (c) Know-How Necessary for the Business.
         -----------------------------------
            (i) The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. Except as set forth in Part 3.22(c) of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets.

            (ii) No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

     (d) Patents
         -------
            (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. Except as set forth in
Part 3.22(d) of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.

            (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii) Except as set forth in Part 3.22(d) of the Disclosure Letter, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding and there is no potentially interfering patent or patent application of any third party.

            (iv) Except as set forth in Part 3.22(d) of the Disclosure Letter, no Patent is infringed or has been challenged or threatened in any way. Except as set forth in Part 3.22(d) of the Disclosure Letter, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

     (e) Trademarks
         ----------

            (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

            (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

            (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is Threatened with the respect to any of the Marks.

            (iv) There is no potentially interfering trademark or trademark application of any third party.

            (v) No Mark is infringed or has been challenged or threatened in any way and none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

            (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

     (f) Copyrights
         ----------
            (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.

            (ii) All Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

            (iii) No Copyright is infringed has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

            (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

     (g) Trade Secrets
         -------------
            (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

            (ii) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

            (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets and the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company and no Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way.

     3.23 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.24 RELATIONSHIPS WITH RELATED PERSONS. Except as disclosed in Part 3.24 of the Disclosure Letter, no Seller or any related person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company businesses. Except as disclosed in Part
3.24 of the Disclosure Letter, no Seller or any related person of Sellers or of the Company is a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in
Part 3.24 of the Disclosure Letter, no Seller or any related person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

     3.25 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.26 DISCLOSURE. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter fails to state a material fact or contains an untrue statement, necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

  4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     4.2 AUTHORITY; NO CONFLICT.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

     (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Contemplated Transactions by Buyer, will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or
(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     (c) Except as provided in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced or Threatened against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     4.4 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

   5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request.

     5.2 OPERATION OF THE BUSINESS OF THE COMPANY. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

     (a) Conduct the business of the Company only in the Ordinary Course of Business;

     (b) Use their best efforts to preserve intact the current business organization of the Company, keep available the services of current officers, employees and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationship with the Company;

     (c) Confer with Buyer concerning operational matters of a material nature; and

     (d) Otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Company.

     5.3 NEGATIVE COVENANT. Except otherwise permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior written consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of the occurrence or likelihood of occurrence of any of the changes or events listed in Section 3.16.

     5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to commensurate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

     5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated as of the date of occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this
Section 5 or of the occurrence of any event that may make satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6 PAYMENT OF INDEBTEDNESS BY AFFILIATES. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owing to the Company by either Sellers or any Affiliate of Sellers to be paid in full prior to the Closing.

     5.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Company and each of their representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discussions or negotiations with, provide a non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

     5.8 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

   6. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

     6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicably after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made to consummate the Contemplate Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Sellers with respect to all filings that Sellers are required to by Legal Requirements to make in connection with Contemplated Transactions, provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2 BEST EFFORTS. Except as is set forth in the provisos to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Section 7 and 8 to be satisfied.

  7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing of each of the following conditions (any of which may be waived by Buyer, in whole or in part);

     7.1 ACCURACY OF REPRESENTATIONS. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

     7.2 SELLERS' PERFORMANCE.

     (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), must have been fully performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Section 5 must have been performed and complied with in all respects.

     7.3 CONSENTS. Each of the consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     7.4 ADDITIONAL CONDITIONS. Each of the following conditions must have been satisfied to the satisfaction of Buyer:

     (a) Buyer will have completed all of its legal and financial due diligence of the Company, the results of which will have been satisfactory to Buyer.

     (b) WT will have negotiated and entered into, on behalf of the Company, lease agreements for the following locations of the Company on terms satisfactory to Buyer:

            (i) With respect to the Company's assembly facility (Patterson
Road), a renewal of the existing lease through at least August 31, 1998 at the same rental rate and on the same terms as currently in effect; and

            (ii) With respect to the Company's research and development facility and general offices facility (Reynolda Road), a lease for a term of two (2) years from the Closing Date. The rental rate shall be the average of the two (2) MAI appraisals (or such other appraisal standard as agreed upon by Buyer and WT) (one commissioned by each of Buyer and
WT) prepared on a "gross" lease basis.

     (c) Buyer shall have secured financing on terms satisfactory to Buyer for the consummation of the Contemplated Transactions.

     (d) Buyer shall have received such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of Sellers' representations and warranties and performance of covenants to be complied with pursuant to the terms of this Agreement.

     7.5 NO PROCEEDINGS. Since the day of this Agreement there must not have been any commenced or Threatened against Buyer or any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must have not been made or Threatened by any Person any claim asserting that such Person
(i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

     7.7 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, any applicable Legal Requirement or Order.

   8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE. Sellers' obligation to sell the Shares and to take the actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     8.3 CONSENTS. Each of the consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     8.4 RELEASE OF GUARANTY. WT and his spouse shall have been released from their personal guaranty of all obligations of the Company owing to First Citizens' Bank.

     8.5 NO INJUNCTION. There must not be any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Shares by Sellers to Buyer and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

  9. TERMINATION.
     -----------

     9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived; (b)(i) by Buyer if any of the conditions set forth in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; (c) by mutual consent of Buyer and Sellers; or (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 6, 1998, or such later date as the parties may agree upon.

     9.2 Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

 10. INDEMNIFICATION; REMEDIES.
     -------------------------

     10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers will jointly and severally indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement; (ii) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement; or (iii) the claim of any third party for liabilities or obligations of the Company based on or arising out of the conduct of the Company's business prior to the Closing. The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, their respective heirs, executors and personal representatives, and will pay to Sellers, their respective heirs, executors and personal representatives the amount of any Damages arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by Buyer in this Agreement; or (ii) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement which is to be performed by Buyer after the Closing.

     10.4 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

     (a) Promptly after receipt by an indemnified party under Section 10.2 or
10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in SECTION 10.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding) to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten
(10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound in accordance with the terms of SECTION 10 by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

     10.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

  11. GENERAL PROVISIONS.

     11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, upon the Closing of the Contemplated Transactions, attorneys' and accountants' fees incurred by Sellers in connection with the Contemplated Transactions will be paid by the Company at or before the Closing to the extent such costs are determined to be reasonable by Sellers and Buyer.

     11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers shall, and shall cause the Company to, keep the terms of this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3 CONFIDENTIALITY. Except as otherwise provided herein, the terms of the Confidentiality Agreement between Buyer, WT and the Company dated October 10, 1997, shall remain in full force and effect until the Closing Date.

     11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

      If to Sellers:                William H. Todd
                                    c/o Todd Motion Controls, Inc.
                                    Post Office Box 11966
                       Winston-Salem, North Carolina 27106
                           Facsimile No.: 910-924-1750

      with a copy to:               H. David Niblock, Esq.
                                    Nelson, Boyles, Niblock & Green
                                    101 Charlois Boulevard, Suite 102
                       Winston-Salem, North Carolina 27103
                          Facsimile No.: (910) 760-9013

      If to Buyer:                  Robert S. Speizman, President
                                    Speizman Industries, Inc.
                                    P. O. Box 31215
                                    Charlotte, North Carolina  28231
                                    Facsimile No.:    (704) 376-3153

      with a copy to:               Kilpatrick Stockton LLP
                                    3500 One First Union Center
                                    301 South College Street
                                    Charlotte, North Carolina  28202-6001
                                    Attention:  David B. Whelpley, Jr., Esq.
                                    Facsimile No.:    (704) 338-5125

     11.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of North Carolina and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6 FURTHER ASSURANCES. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the

Letter of Intent between Buyer and Sellers dated November 25, 1997, as amended) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, except by a written agreement executed by the party to be charged with the amendment.

     11.9 DISCLOSURE LETTER.

     (a) Any disclosure or exception by the Company or any Seller in this Agreement, in any exhibit or schedule hereto, or in the Disclosure Letter shall be deemed to be a disclosure and exception with respect to same and any applicable representation or warranty set forth in Section 3 hereinabove.

     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary of Buyer without the consent of the Sellers. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Except as otherwise provided herein all references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of North Carolina without regard to conflicts of laws principles.

     11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
                                       39

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                        BUYER:
                        -----
                              SPEIZMAN INDUSTRIES, INC.

                              By:   /s/ Robert S. Speizman
                                 --------------------------
                              Its: President
                                   ---------

                        SELLERS:
                        -------
                               /s/ William H. Todd
                                   ---------------
                                   William H. Todd


                               /s/ Marion C. Todd
                                   ---------------
                                   Marion C. Todd


                               /s/ Joseph Collins
                                   ---------------
                                   Joseph Collins


                                /s/ Leon Locklear
                                    -------------
                                    Leon Locklear






CLTLIB01:343594.02\VER. 5

                             Exhibits and Schedules


Exhibits

      2.4(a)(ii)            Seller's Release
      2.4(a)(iii)(A)        Employment Agreement of William Todd
      2.4(a)(iii)(B)        Employment Agreement of Joseph Collins
      2.4(a)(iii)(C)        Employment Agreement of Marion Todd
      2.4(a)(iii)(D)        Employment Agreement of Jonathan Freeman
      2.4(a)(iii)(E)        Employment Agreement of Thomas Reavis
      2.4(a)(iv)            Opinion of Nelson, Boyles, Niblock & Green

Schedules

      A                     List of Sellers and Ownership Percentages
      4.2                   Required Buyer Consents